EXHIBIT 10(t)

Summary of Salary Continuation Death Benefits for Officers and Directors

Resolution of the Board of Directors dated June 8, 2005

RESOLVED: That in the event a corporate, Division or Subsidiary Officer (Salary Grade 10 and above, and Salary Grade 9 with 20 years of service) should die while serving the Company in such position, the Company shall pay to the deceased’s surviving spouse, or if there be no surviving spouse to the deceased’s estate, the equivalent of one year’s salary (excluding any bonus) or compensation based upon the annual amount of Officer’s salary (excluding any bonus) at the time of his or her death, such amount to be paid in 24 equal monthly installments commencing one month from the date of death.

BE IT FURTHER RESOLVED: That in the event a Director should die while serving the Company in such position, the Company shall pay to the deceased’s surviving spouse, or if there be no surviving spouse to the deceased’s estate, the equivalent of one year’s cash retainer plus any accrued but unpaid board and committee meeting fees that the deceased was entitled to receive for such services from the Company at the time of his or her death, such amount to be paid in one lump sum one month from the date of death.

BE IT FURTHER RESOLVED: That the Director’s stock retainer and restricted stock that the deceased was to receive for services to the Company at the time of his or her death shall immediately vest and the Company will distribute to the deceased’s surviving spouse, or if there be no surviving spouse to the deceased’s estate, a certificate for the shares.